Exhibit 5

February 11, 2015

Cachet Financial Solutions, Inc.

18671 Lake Drive East

Southwest Tech Center A

Minneapolis, MN 55317

Re:                             Cachet Financial Solutions, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Cachet Financial Solutions, Inc. (the “Company”) in connection with the registration on Form S-8 under the Securities Act of 4,198,514 shares of common stock to be issued under the Cachet Financial Solutions Inc. 2010 Equity Incentive Plan, the Cachet Financial Solutions, Inc. 2014 Associate Stock Purchase Plan, and the Cachet Financial Solutions, Inc. 2014 Stock Incentive Plan and certain options issued to the Company’s employees and directors pursuant to other written arrangements (collectively, the “Plans”). We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold pursuant to the provisions of the Plans, and in accordance with the registration statement, such shares will be duly authorized, legally issued, fully paid and nonassessable shares of common stock of Cachet Financial Solutions, Inc.

We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

Very truly yours,

/s/ Briggs and Morgan, P.A.

Briggs and Morgan, P.A.